Exhibit 99.1

ORIC® Pharmaceuticals Announces $125 Million Private Placement Financing

Financing led by SR One and includes participation from new and existing investors, including Point72, Viking Global Investors, Venrock Healthcare Capital Partners, New Enterprise Associates (NEA), Nextech, Vivo Capital, and NEXTBio Capital

Pro forma cash and investments expected to fund current operating plan into the second half of 2027 and through anticipated primary endpoint readout from first ORIC-944 Phase 3 registrational trial in prostate cancer

SOUTH SAN FRANCISCO and SAN DIEGO, CA – May 28, 2025 – ORIC Pharmaceuticals, Inc. (Nasdaq: ORIC), a clinical stage oncology company focused on developing treatments that address mechanisms of therapeutic resistance, today announced that it has agreed to sell approximately 19.2 million shares of its common stock (or pre-funded warrants in lieu thereof) to a select group of institutional and accredited healthcare specialist investors in a private placement, at a price per share of $6.50 (or $6.4999 per pre-funded warrant), representing a premium of approximately 18% to ORIC’s 10-day trailing volume-weighted average price as of deal signing on May 23, 2025. The pre-funded warrants will have an exercise price of $0.0001 per share of common stock, will be immediately exercisable, and will remain exercisable until exercised in full. The financing is expected to close on May 29, 2025, subject to customary closing conditions. ORIC anticipates the gross proceeds from the private placement to be approximately $125 million, before deducting any offering related expenses.

The financing includes participation from new and existing institutional investors and is being led by SR One, with participation from Point72, Viking Global Investors, Venrock Healthcare Capital Partners, NEA, Nextech, Vivo Capital, and NEXTBio Capital.

ORIC intends to use the net proceeds from the proposed financing to fund research and development of its clinical-stage product candidates and research programs and for working capital and general corporate purposes. The proceeds from this financing, combined with current cash, cash equivalents and marketable securities, is expected to be sufficient to fund the current operating plan into the second half of 2027 and through the anticipated primary endpoint readout from the first ORIC-944 Phase 3 registrational trial in prostate cancer.

The securities described above have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. ORIC has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock and the shares of common stock issuable upon exercise of the pre-funded warrants issued in this private placement. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About ORIC Pharmaceuticals, Inc.

ORIC Pharmaceuticals is a clinical stage biopharmaceutical company dedicated to improving patients’ lives by Overcoming Resistance In Cancer. ORIC’s clinical stage product candidates include (1) ORIC-944, an allosteric inhibitor of the polycomb repressive complex 2 (PRC2) via the EED subunit, being developed for prostate cancer, and (2) ORIC-114, a brain penetrant inhibitor that selectively targets EGFR exon 20, HER2 exon 20 and EGFR atypical mutations, being developed across multiple genetically defined cancers. Beyond these two product candidates, ORIC® is also developing multiple precision medicines targeting other hallmark cancer resistance mechanisms. ORIC has offices in South San Francisco and San Diego, California. For more information, please go to www.oricpharma.com, and follow us on X or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the timing and expectation of the closing of the private placement; the satisfaction of customary closing conditions related to the private placement and the anticipated use of proceeds therefrom; the anticipated timing of the primary endpoint readout from the first ORIC-944 Phase 3 registrational trial in prostate cancer; and the period over which ORIC estimates the proceeds from the private placement, combined with its existing cash, cash equivalents and marketable securities, will be sufficient to fund its current operating plan. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon ORIC’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company; ORIC’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in ORIC’s plans to develop and commercialize its product candidates; the potential for clinical trials of ORIC-944, ORIC-114 or any other product candidates to differ from preclinical, initial, interim, preliminary or expected results; negative impacts of health emergencies, economic instability or international conflicts on ORIC’s operations, including clinical trials; the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of

ORIC’s license and collaboration agreements; regulatory developments in the United States and foreign countries; ORIC’s reliance on third parties, including contract manufacturers and contract research organizations; ORIC’s ability to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; competition in the industry in which ORIC operates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in ORIC’s Quarterly Report on Form 10-Q filed with the SEC on May 5, 2025, and ORIC’s future reports to be filed with the SEC. These forward-looking statements are made as of the date of this press release, and ORIC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Contact:

Dominic Piscitelli, Chief Financial Officer

dominic.piscitelli@oricpharma.com

info@oricpharma.com